Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

February 25, 2022

Adial Pharmaceuticals, Inc.

1180 Seminole Trail, Suite 495

Charlottesville, Virginia 22901

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (“Registration Statement”) of Adial Pharmaceuticals, Inc., a Delaware corporation (the “Company”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration for resale, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Act”), of an aggregate of 3,977,888 shares of the Company’s common stock, par value $0.001 per share (the “Warrant Shares”), issuable upon exercise of certain outstanding warrants (the “Warrants”) to purchase the Warrant Shares issued on February 15, 2022. The Warrants and the Warrant Shares were issued and sold pursuant to a securities purchase agreement, dated as of February 10, 2022, by and between the Company and the purchaser identified on the signature page thereto.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing and subject to the qualifications set forth herein, it is our opinion that, the Warrant Shares, when sold, issued and paid for, upon exercise of the Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP